Eastside Prices $8 Million Public Offering of Common Stock

PORTLAND, Ore., November 20, 2018 – Eastside Distilling, Inc. (NASDAQ: EAST), a producer of craft spirits, today announced that it has priced an underwritten public offering of 1,235,000 shares of its common stock at a public offering price of $6.50 per share. Eastside expects the gross proceeds from this offering to be $8,027,500 before deducting the underwriting discount and other estimated offering expenses. Eastside has granted the underwriters a 30-day over-allotment option to purchase up to 185,250 additional shares of common stock. Eastside expects to close the offering, subject to the satisfaction of customary conditions, on or about November 23, 2018.

Eastside intends to use the net proceeds from the proposed offering for marketing efforts for the Company’s Redneck Riviera Whiskey; to support the Company’s CBD initiative; and for working capital needs and general corporate purposes including potential acquisition opportunities.

Roth Capital Partners acted as sole book-running manager for the offering. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (Nasdaq: NHLD), acted as a co-manager in connection with the offering.

The offering of common stock was made pursuant to Eastside’s shelf registration statement filed with the Securities and Exchange Commission (SEC) and declared effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement has been filed with the SEC and a final prospectus supplement will be filed with the SEC. An electronic copy of the preliminary prospectus supplement is, and the final prospectus supplement when filed will be, available on the SEC’s website at http://www.sec.gov.

Safe Harbor

This press release contains forward-looking statements regarding the expected closing and the intended use of proceeds from the offering. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in under the caption “Risk Factors” in the preliminary prospectus supplement related to the offering. Eastside cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Contact:

Company Contact:	Investor Relations Contact:
Eastside Distilling	Lytham Partners, LLC
Steve Shum, CFO	Robert Blum, Joe Diaz or Joe Dorame
(971) 888-4264	(602) 889-9700
inquiries@eastsidedistilling.com	east@lythampartners.com